Exhibit 23.1

KPMG LLP Suite 1000 620 S. Tryon Street Charlotte, North Carolina 28202-1842

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2026, with respect to the financial statements of Femasys Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Charlotte, North Carolina
September 3, 2026

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.